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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) January 5, 2000



                           PREMIER LASER SYSTEMS, INC.
              (Exact name of registrant a specified in its Charter)

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
            California                                 0-25242                           33-0472684
---------------------------------        ---------------------------------        ----------------------
  (State or other jurisdiction               (Commission File Number)                  (IRS Employer
        of incorporation)                                                            Identification No.)

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                       3 Morgan, Irvine, California 92618
           -----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code      (949) 859-0656
                                                     -------------------



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

         (a)      Removal of Chief Technical Officer.
                  -----------------------------------

         On January 5, 2000, Premier Laser Systems, Inc. (the "Company") issued a press release announcing that the board of directors removed Colette Cozean as chief technology officer of the Company, and appointed Frederic J. Feldman as the new Chairman of the Company's Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

         (b)      Change in Board of Directors.
                  -----------------------------

         On January 18, 2000, the Company announced that its board of directors appointed Michael J. Quinn, the Company's President and Chief Executive Officer, to the Company's board of directors. In addition, the Company announced that Colette Cozean has resigned from the board of directors, and Patrick Day and G. Lynn Powell have retired from the board of directors. A copy of the press release is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

         (c)      Completion of Financing.
                  ------------------------

         On January 21, 2000, the Company issued and sold $2,000,000 of secured convertible debentures due 2003 (the "Debentures"). The Debentures carry a six percent interest rate and are convertible into the Company's Class A Common Stock ("Common Stock") at a rate that will be determined at the time of conversion, provided that the price must be in the range of $ 1.80 to $ 1.15 per share, subject to certain antidilution provisions and certain other conditions. The Company has received all of the net proceeds from the sale of the Debentures, which were or will be used for the refinancing of outstanding debt and for working capital.

         In connection with this transaction, the Company issued to the investors and other persons warrants expiring 2005 to purchase an aggregate of 50,000 shares of Common Stock, at an exercise price of $1.80 per share.

         Because the Debentures are convertible into Common Stock at a conversion price that is less than the prevailing market price of the Common Stock, the Company is required, under the Warrant Agreement governing its outstanding Class B Warrants, (traded on the Nasdaq National Market, trading symbol "PLSIZ"), to adjust the exercise price of the Class B Warrants. As a result of this adjustment, the exercise price of the Class B Warrants has been reduced to $7.27 per warrant. Since the conversion price of the Debentures may change over time, the exercise price of the Class B Warrants may be further adjusted (increased or decreased)in the future, in accordance with the terms of the Warrant Agreement. If the Debentures are repaid by the Company without having been converted into Common Stock, the adjustment to the Class B Warrant exercise price described above will be revoked.

         Pursuant to an agreement with American Stock Transfer and Trust Company, as Rights Agent, the sale of the Debentures, the Warrants and the Common Stock upon the conversion of the Debentures will not result in the exerciseability of the Company's outstanding Rights, issued under the Rights Agreement between the Company and the Rights Agent (which agreement is filed as an exhibit to the Company's Current Report on Form 8-K filed with the SEC on April 2, 1998).


         (d)      Furlough.
                  ---------

         On February 15, 2000, the Company placed 54 of its 80 employees on unpaid leave in order to address short term liquidity issues. In addition, the Company hired Crossroads LLC to assist the Company in identifying and assessing strategic and financial alternatives.

         (e)  Termination of Merger Agreement.

         On February 17, 2000, Ophlthalmic Imaging Systems terminated the previously announced merger agreement between it and the Company. The Company presently owns approximately 51% of the voting stock of Ophthalmic Imaging Systems. The two companies will continue to discuss other potential mutually beneficial relationships between them.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits.
                  --------

                  10.1 Amendment to Rights Agreement dated January 21, 2000
                       (filed herewith).

                  99.1 Press Release of Premier Laser Systems, Inc., dated
                       January 5, 2000.

                  99.2 Press Release of Premier Laser Systems, Inc., dated
                       January 18, 2000.


                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2000           PREMIER LASER SYSTEMS, INC.


                                  By: /s/ Robert V. Mahoney
                                      ------------------------------------------
                                      Robert V. Mahoney, Chief Financial Officer